REAL ESTATE SALES AGREEMENT

This REAL ESTATE SALES AGREEMENT (“Agreement”) is made this 24th day of October, 2005, by and among CHICAGO TITLE LAND TRUST COMPANY, not personally, but solely as Successor Trustee under Trust Agreement dated February 1, 1984, and know as Trust Number 60347 (“Trustee”), and SUPERIOR AND SEDGWICK ASSOCIATES, an Illinois limited partnership, c/o Robert J. Washlow, General Partner, being the sole beneficiary and holder of power of direction with respect to said Trust (“Superior and Sedgwick”) (Trust and Superior and Sedgwick, collectively know as the “Seller”), having its principal offices located at 1666 East Touhy Avenue, Des Plaines, Illinois 60018, and the CITY OF CHICAGO, an Illinois municipal corporation (“City”), having its principal offices at City Hall, 121 North LaSalle Street, Chicago, Illinois 60602.

R E C I T A L S

WHEREAS, Seller is the owner of certain parcels of real estate which are commonly known as 366-370 West Superior Street and 400-440 West Superior Street, Chicago, Illinois and which are legally described on Exhibit A attached hereto (“Property”); and

WHEREAS, the Property consists of two non-contiguous improved parcels, one of which is improved with a two-story building and a six-story building having a total gross building area of 113,036 square feet located at 400-440 West Superior Street and the other improved with a one-story masonry constructed garage having a gross building area of 7,735 square feet located at 366-370 West Superior Street(collectively, the “Buildings”); and

WHEREAS, the City desires to purchase the Property from Seller together with the Buildings and all other improvements and fixtures thereon, and all interests in streets and alleys, if any, and all other rights, titles and interests appurtenant thereto, and subject only to general taxes not yet due and payable, special assessments not yet due and payable, and free and clear of all liens, encumbrances, title defects, or claims of any kind and nature, and Seller desires to sell the Property to the City upon the terms and conditions described in this Agreement;

NOW, THEREFORE, in consideration of the promises and the mutual obligations of the parties hereto, each of them hereby covenant and agree with the other as follows:

SECTION 1. INCORPORATION OF RECITALS

The recitations set forth above constitute an integral part of this Agreement and are hereby incorporated herein by this reference with the same force and effect as if set forth herein as agreement of the parties.

                SECTION 2. REPRESENTATIONS AND WARRANTIES.

A.           Representations and Warranties of Seller. To induce the City to execute this Agreement and perform the obligations of the City hereunder, Seller hereby represents and warrants to the City as follows:

1.            No litigation or proceedings are pending or threatened against Seller or any party controlling or controlled by Seller which could affect the ability of Seller to perform its obligations in accordance with the terms of this Agreement.

2.            The execution, delivery and performance by Seller of this Agreement have not constituted or will not, upon the giving of notice or lapse of time, or both, constitute a breach or default under any other agreement which may affect the Property to which Seller or any party controlling or controlled by Seller is a party or may be bound or affected, or a violation of any law or court order which may affect the Property, any part thereof, any interest therein or the use thereof.

3.            Seller has full power and authority to execute and deliver this Agreement and perform its obligations set forth herein.

4.            Seller has no knowledge, nor has received any notice, other than a notice from the City of Chicago, Department of Buildings dated August 19, 2005, that the current use of the Property violates: (a) any statute, law, regulation, rule, ordinance or executive or judicial order of any kind (including, without limitation, zoning and building laws, ordinances, codes or approvals and environmental protection laws or regulations); or (b) any building permit, restriction of record or any agreement affecting the Property or any part thereof. “Seller’s knowledge” herein is based on and limited to the actual knowledge of Robert J. Washlow, General Partner of Superior and Sedgwick Associates. No knowledge of the City, as tenant of the Property, or any of its agents or employees, shall be imputed to Seller.

5.            Except for mortgages and other liens, if any, which can and will be satisfied by the payment of money at the closing, and except for real estate taxes and assessments not due and payable, Seller has not: (a) granted, suffered or permitted any lien, claim or encumbrance upon the Property or any portion thereof; (b) permitted or suffered any levy, attachment, claim or restraint to be made affecting the Property; or (c) executed any leases for the Property, which will not be terminated at or before the Closing Date, other than the Amendment To Sublease Agreement dated August 31, 2005 (the “Amended Sublease Agreement”) by and between the Trustee and the City which shall be terminate on October 31, 2003, the date the disbursement of funds are issued by the Title Company.

B.           Representations and Warranties of the City. To induce Seller to execute this Agreement and perform the obligations of Seller hereunder, the City hereby represents and warrants to Seller as follows:

1.            The execution of this Agreement by the City and the performance of its obligations hereunder have been authorized by an ordinance adopted by the City Council of the City of Chicago on October 6, 2005.

2.            To the best of the City’s knowledge, the performance by the City of its obligations hereunder will not violate any other agreement to which the City is a party or any court order or decree by which the City is bound.

3.            To the best of the City’s knowledge, there is no litigation or proceedings pending against the City that could prevent the City from performing its obligations in accordance with the terms of this Agreement.

C.           Survival of Representations and Warranties. The parties agree that all of their respective representations and warranties set forth in this Section 2 or elsewhere in this Agreement are true as of the date of this Agreement and will be true at all times hereafter, except with respect to matters which have been disclosed in writing to and approved by the other party. The continued accuracy of the representations and warranties shall be a condition precedent to the obligation of the parties to close the transaction contemplated by this Agreement.

SECTION 3. SALE AND PURCHASE PRICE.

Subject to the terms, covenants and conditions of this Agreement, the City agrees to purchase the Property from Seller, and Seller agrees to sell the Property to the City for the negotiated sum of Seventeen Million Nine Hundred Fifty Thousand and no/100 Dollars ($17,950,000) (“Purchase Price”).

SECTION 4. EARNEST MONEY.

On the date this Agreement is fully executed by all parties, the City shall deposit with the Seller an earnest money deposit in the amount of Three Hundred Seventy Four Thousand Four Hundred Forty Three and 02/100 Dollars ($374,443.02) (“Earnest Money”), which shall be credited to the Purchase Price at closing. Should the City fail to close on the purchase of the Property, except due to Seller’s default, the City shall forfeit the Earnest Money to the Seller.

SECTION 5. CONVEYANCE OF PROPERTY.

A.         Form of Deed. Superior and Sedgwick shall cause the Trustee to convey to the City fee simple title to the Property by Trustee’s Deed (“Deed”) free and clear of all title exceptions other than those items set forth on Exhibit B attached hereto (“Permitted Exceptions”). The Deed shall be duly executed and acknowledged by the Trustee who holds title to the property and in proper form for recording.

B.          The Closing. The closing (“Closing”) of the transaction contemplated by this Agreement shall take place at the downtown offices of Stewart Title Company (“Title Company”) on or before October 31, 2005 or at such other date and time as the parties may agree to. The date upon which the transaction contemplated by this Agreement is to close is hereinafter called the “Closing Date.”

C.         Escrow. The Property shall be conveyed by Seller to the City in accordance with the provisions described in the usual form of deed and money escrow instructions utilized by the Title Company for a New York Style closing, with such special instructions as may be required to conform such instructions with this Agreement. In the event of any conflict between the escrow instructions and this Agreement, the terms of this Agreement shall prevail. Except for the title commitment, later date, and an ALTA Owner’s Policy with extended coverage in the amount of the Purchase Price, dated as of the Closing Date, all to be paid by Seller, the cost of the escrow shall be shared equally by the Seller and City.

D.         Condition of Title. Within ten (10) days of the date of execution of this Agreement by the parties (“Execution Date”), Seller shall deliver to the City a commitment for a standard American Land Title Association Owner’s policy of title insurance (“Title Commitment”) covering the Property issued by the Title Company. At the Closing, Seller shall deliver a “later date” or “updated” Title Commitment dated as of the Closing Date that reflects no exceptions to title other than the Permitted Exceptions. Seller shall provide copies to the City and the Title Company of all unrecorded agreements, liens, mortgages and other encumbrances not less than thirty (30) days prior to the Closing Date. In the event Seller is unable to deliver title to the City subject only to the Permitted Exceptions by the Closing Date, the City may: (a) grant an extension of time to Seller for such period of time that the parties deem necessary for Seller to remove the unpermitted exceptions; or (b) accept title subject to any unpermitted exceptions, with the right to offset against the purchase Price any amounts paid to or escrowed with the title Company to remove unpermitted exceptions attributable to monetary liens and encumbrances; or (c) terminate this Agreement by written notice to Seller. Seller shall be responsible for the cost and expense of the Title Commitment, later date, and an ALTA Owner’s Policy with extended coverage in the amount of the Purchase Price, dated as of the Closing Date, insuring fee simple title in the Property to the City. The City may, at its expense, obtain such additional endorsements to the title policy as it deems necessary.

E.	Survey. The City may, at its own expense, obtain a current survey of the property.

F.          Utilities. At the Closing, Seller shall deliver evidence from the local governmental authority and other appropriate utility companies disclosing that all water and other utility bills have been paid in full through the date of Closing.

G.         Brokers. The parties represent and warrant to each other that no person or entity has been engaged, utilized, or dealt with that would be entitled to a broker’s commission or finder’s fee in connection with the sale of the Property. In the event that any claim is asserted for such commission or fee, the party deemed to be responsible for such claim shall indemnify, defend and hold the non-responsible party harmless from and against any such claim.

H.         Compliance with Applicable Laws. The parties shall comply with all applicable federal, state and local laws and regulations governing the sale of the Property.

I.	Date of Possession. Seller shall deliver legal possession of the Property to the City at closing.
J.	Real Estate Taxes.

The City, as the sub-tenant under Amended Sublease Agreement, is responsible for the general real estate taxes levied against the Property prior to the Closing Date. The City, as purchaser of the Property, shall be responsible for the general real estate taxes levied against the Property after the Closing Date.

SECTION 6. CONDITIONS TO CLOSING.

The obligation of the City to consummate the transaction contemplated in this Agreement is subject to the following conditions, any of which may be waived by the City on or before the Closing Date:

a)

The Property shall not have been adversely affected in any material way as a result of any condemnation, fire, flood, act of God or the public enemy, unavoidable cause, accident or other casualty, that is not covered by the insurance required to be provided by the City as the current tenant of the Property.

b)

There shall be no administrative action, litigation or other governmental proceedings, other than the Notice received from the City of Chicago, Department of Buildings on August 19, 2005, or any such action arising out of the conduct of the City in its capacity as tenant of the Property of any kind pending or threatened against Seller or the Property that would adversely affect the value of the Property.

c)	There shall have occurred no material adverse change to any aspect of the Property caused by Seller unless the change is contemplated by this Agreement.
d)	This Agreement shall not have been terminated by either party in accordance with the terms hereof.
e)	Seller shall have performed all of the obligations and covenants undertaken by Seller to be performed prior to the Closing.

                SECTION 7. CITY’S RIGHT TO ENTER THE PROPERTY.  Seller shall permit the City or its authorized representatives, agents and contractors to enter onto the Property from time to time, for reasons beyond the purposes for which the City currently leases the Property, such as for performing tests, environmental audits, engineering and marketing studies, surveys, and other inspections, studies and tests on the Property as the City shall reasonably deem necessary. The City shall require any party hired by the City to perform such inspections and tests to maintain liability insurance in amounts and coverages reasonably acceptable to Seller. The City shall promptly repair and restore the Property to the same condition as existed immediately prior to such entry if such entry resulted in any damage thereto.

SECTION 8. CONDEMNATION. In the event that any eminent domain proceedings are initiated by a governmental or quasi-governmental agency (other than the City), which might result in the taking of the Property or any part thereof, or if Seller receives notice from such governmental or quasi-governmental agency that such action is contemplated by the agency, Seller shall promptly notify the City in writing. Upon the receipt of such notice by the City, the City may terminate this Agreement by sending written notice thereof to Seller.

SECTION 9. CASUALTY.

Loss or damage to any improvements located on the Property by fire, casualty or act of God shall be at the sole risk of Seller until the conveyance of the Property to the City if such fire, casualty or act of God is not covered by the insurance required to be maintained by the City as the current tenant of the Property. In the event of such damage or casualty to all or any portion of the Property prior to the Closing, Seller shall promptly send written notice thereof to the City. The City may, within thirty (30) days following receipt of such notice, elect to terminate this Agreement by sending written notice thereof to Seller. Upon such termination, all documents and Earnest Money deposited with the Seller or escrowee shall be promptly returned to the party depositing such document or monies. If the City chooses to proceed with the transaction, the Purchase Price shall be equitably adjusted.

SECTION 10. REMEDIES.

A.         Time is of the Essence. The parties agree that time is of the essence in the performance of their obligations under this Agreement and every provision hereof in which time is an element. No extension of time for the performance of any obligation or act shall be deemed an extension of time for performance of any other obligation or act. If any date for performance falls on a Saturday, Sunday or legal holiday, then the time of such performance shall be extended to the next business day thereafter.

B.          Breach. In the event of a default by a party in the performance of its obligations under this Agreement, such party upon written notice from the other shall immediately proceed to cure or remedy such default. In the event of a default by Seller that has not been cured within thirty (30) days after notice of default, the City may terminate this Agreement by giving written notice thereof to Seller, the Seller shall return the full amount of Earnest Money deposit to the City, and the City may institute such proceedings at law or in equity as may be desirable in its sole discretion to remedy the default, including but not limited to, proceedings to compel specific performance. In the event of a default by the City that has not been cured within thirty (30) days after notice of default, Seller may terminate this Agreement by giving written notice thereof to the City, retain the Earnest Money deposit, and may institute such proceedings at law or in equity as may be desirable in its sole discretion to remedy the default.

C.           Waiver and Estoppel. Any delay by either party in instituting or prosecuting any actions or proceedings or otherwise asserting its rights shall not operate as a waiver of such rights or operate to deprive said party of or limit such rights in any way. No waiver made by either party with respect to any specific default by the other party shall be construed, considered or treated as a waiver of the rights of said party with respect to any other defaults of the other party.

SECTION 11.	CONFLICT OF INTEREST; CITY’S REPRESENTATIVES NOT INDIVIDUALLY LIABLE; SELLER’S REPRESENTATIVES NOT INDIVIDUALLY LIABLE.

No agent, official or employee of the City shall have any personal interest, direct or indirect, in this Agreement; nor shall any such agent, official or employee participate in any decision relating to this Agreement which affects his/her personal interest or the interest of any corporation, partnership or association in which he/she is directly or indirectly interested. No agent, official or employee of the City shall be personally liable to Seller or any successor in interest in the event of any default or breach by the City. No general partner or limited partner of Superior and Sedgwick, or any employee, officer, director, agent or contractor of any partner of Superior and Sedgwick shall be personally liable to the City for any breach or default by the Seller.

SECTION 12. BUSINESS RELATIONSHIPS.

The Seller acknowledges (A) receipt of a copy of Section 2-156-030 (b) of the Municipal Code of Chicago, (B) that it has read such provision and understands that pursuant to such Section 2-156-030 (b) it is illegal for any elected official of the City, or any person acting at the direction of such official, to contact, either orally or in writing, any other City official or employee with respect to any matter involving any person with whom the elected City official or employee has a “Business Relationship” (as defined in Section 2-156-080 of the Municipal Code of Chicago), or to participate in any discussion in any City Council committee hearing or in any City Council meeting or to vote on any matter involving the person with whom an elected official has a Business Relationship, and (C) that a violation of Section 2-156-030 (b) by an elected official, or any person acting at the direction of such official, with respect to any transaction contemplated by this Agreement shall be grounds for termination of this Agreement and the transactions contemplated hereby. The Seller hereby represents and warrant that, to the best of its knowledge after due inquiry, no violation of Section 2-145-030 (b) has occurred with respect to this Agreement or the transaction contemplated hereby.

In furtherance of the above, simultaneously with the execution of this Agreement, Seller has executed and delivered to the City a completed Economic Disclosure Statements (“EDS Forms”) in form and substance acceptable to the City. Seller covenants to execute and deliver a recertified EDS Forms in substantially the same form and substance on the Closing Date and acknowledges that such execution and delivery shall be a condition precedent to the City’s obligation to purchase the Property from the Seller.

SECTION 13. PROVISIONS NOT MERGED WITH DEED.

The provisions of this Agreement shall not be merged with the Deed, and the Deed shall not be deemed to affect or impair the provisions of this Agreement.

SECTION 14. HEADINGS.

The headings of the various sections of this Agreement have been inserted for convenient reference only and shall not in any manner be construed as modifying, amending or affecting in any way the express terms and provisions thereof.

SECTION 15. GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

SECTION 16. ENTIRE AGREEMENT.

This Agreement constitutes the entire agreement between the parties and supersedes and replaces any prior agreements between the parties with respect to the subject matter hereof. This Agreement shall not be modified or amended in any manner other than by supplemental written agreement executed by the parties.

SECTION 17. SEVERABILITY.

If any provision of this Agreement, or any paragraph, sentence, clause, phrase or word, or the application thereof, is held invalid, the remainder of this Agreement shall be construed as if such invalid part were never included herein and this Agreement shall be and remain valid and enforceable to the fullest extent permitted by law.

SECTION 18. NOTICES.

Any notice, demand or communication required or permitted to be given hereunder shall be given in writing at the addresses set forth below by any of the following means: a) personal service; b) electronic communications, whether by telex, telegram or telecopy; c) overnight courier; or d) registered or certified first class mail, postage prepaid, return receipt requested:

If to Seller:	Superior and Sedgwick Associates
1666 East Touhy Avenue
Des Plaines, Illinois 60018
Attn: Robert J. Washlow,
General Partner
with a copy to:	Vedder, Price, Kaufman & Kammholz, P.C.
222 North LaSalle Street
Suite 2600
Chicago, Illinois 60601-1003
Attn: Pearl A. Zager
If to the City:	City of Chicago

Department of General Services

30 North LaSalle Street, 37th Floor
Chicago, Illinois 60602
Attn: Cary Kalant,
Manager of Real Estate
with a copy to:	City of Chicago
Department of Law
30 North LaSalle Street
Suite 1610
Chicago, Illinois 60602
Attn: Chief Assistant Corporation Counsel
Real Estate Division
Fax: 312-742-0277

Any notice, demand or communication given pursuant to either clause a) or b) hereof shall be deemed received upon such personal service or upon dispatch by electronic means, respectively, provided that such electronic dispatch is confirmed as having occurred prior to 5:00 p.m. on a business day. If such dispatch occurred after 5:00 p.m. on a business day or on a non-business day, it shall be deemed to have been given on the next business day. Any notice, demand or communication given pursuant to clause c) shall be deemed received on the business day immediately following deposit with the overnight courier. Any notice, demand or communication sent pursuant to clause d) shall be deemed received three (3) business days after mailing. The parties, by notice given hereunder, may designate any further or different addresses to which subsequent notices, demands or communications shall be given.

SECTION 19. COUNTERPARTS.

This Agreement may be executed in counterparts, each of which shall constitute an original instrument.

SECTION 20. AMENDMENTS.

This Agreement may only be amended by the parties in writing. Such amendment shall become effective upon its execution by the parties.

SECTION 21. SUCCESSORS AND ASSIGNS.

The terms of this Agreement shall be binding upon the City and Seller, and their respective legal representatives, successors and assigns. Notwithstanding the foregoing, prior to the Closing, neither party may assign its rights hereunder without the prior written consent of the other party.

SECTION 22. OTHER ACTS.

The parties agree to perform such other acts, and to execute, acknowledge and deliver such other instruments, documents and materials as may be reasonably to consummate the transaction contemplated in this Agreement.

(SIGNATURES APPEAR ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the date first above written.

CITY OF CHICAGO,
an Illinois municipal corporation,
by and through its Department of General Services

BY: /s/ Michi E. Pena

Michi E. Pena,
Commissioner

SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.

CHICAGO TITLE LAND TRUST COMPANY,
as Successor Trustee as aforesaid and not personally
By: /s/ Harriet Denisewicz
Name: Harriet Denisewicz
Its: Trust Officer
SUPERIOR AND SEDGWICK ASSOCIATES,
an Illinois limited partnership

By: /s/ Robert J. Washlow, GP

Robert J. Washlow,
General Partner

This instrument was prepared by:

Karen D. Bielarz

Senior Supervisor Counsel

Real Estate Division

Room 1610

30 North LaSalle Street

Chicago, Illinois 60602

(312) 744-6910

EXCULPATORY CLAUSE FOR CHICAGO TITLE LAND TRUST COMPANY, SUCCESSOR TRUSTEE TO American National Bank and Trust Company of Chicago, AS TRUSTEE UNDER TRUST AGREEMENT DATED February 1, 1984 AND KNOWN AS TRUST #60437 ATTACHED TO AND MADE A PART Real Estate Sales Agreement with City of Chicago.

It is expressly understood and agreed by and between the parties hereto, anything to the contrary notwithstanding, that each and all of the warrants, indemnities, representations, covenants, undertakings and agreements herein made on the part of the Trustee while in form purporting to be the warranties, indemnities, representations, covenants, undertakings and agreements of said Trustee are nevertheless each and every one of them, made and intended not as personal warranties, indemnities, representations, covenants, undertakings and agreements by the Trustee or for the purpose or with the intention of binding said Trustee personally but are made and intended for the purpose of binding only that portion of the trust property specifically described herein, and this instrument is executed and delivered by said Trustee not in its own right, but solely in the exercise of the powers conferred upon it as such trustee; and that no personal liability or personal responsibility is assumed by nor shall at any time be asserted or enforceable against CHICAGO TITLE AND TRUST COMPANY, on account of this instrument or on account of any warranty, indemnity, representation, covenant or agreement of the said Trustee in this instrument contained, either expressed or implied, all such personal liability, if any, being expressly waived and released.

EXHIBIT A

LEGAL DESCRIPTION

LOTS 10 THROUGH 23, INCLUSIVE, (EXCEPT THE NORTH 45.65 FEET OF THE EAST 100.20 FEET OF LOTS 19 THROUGH 23, INCLUSIVE, TAKEN AS A TRACT), IN BLOCK 2 IN HIGGINS, LAW AND COMPANY’S ADDITION TO CHICAGO, IN THE NORTHWEST QUARTER OF SECTION, 9, TOWNSHIP 39 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS.

PROPERTY INDEX NUMBERS:	17-09-116-005-0000
17-09-116-008-0000
COMMON ADDRESS:	400 - 440 WEST SUPERIOR, CHICAGO, ILLINOIS

LOTS 5 AND 6 IN BLOCK 1 IN HIGGINS, LAW AND COMPANY’S ADDITION TO CHICAGO, IN THE NORTHWEST QUARTER OF SECTION 9, TOWNSHIP 39 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS.

PROPERTY INDEX NUMBERS:	17-09-117-004-0000
17-09-117-005-0000
COMMON ADDRESS:	366 - 370 WEST SUPERIOR, CHICAGO, ILLINOIS

EXHIBIT B

PERMITTED EXCEPTIONS

General taxes not yet due and payable and special assessments and not yet due and payable.